EXHIBIT 11

      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                                                                         THREE MONTHS ENDED JUNE 30  SIX MONTHS ENDED JUNE 30
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                   1996        1995        1996         1995
PRIMARY:
Average shares outstanding                                                  137,725,350 133,869,847 136,155,737  133,833,696
Net effect of the assumed purchase of stock under the stock
 option and stock purchase plans--based on the treasury stock
 method using average market price                                            2,049,153   1,985,539   2,227,166    1,884,403

                                                                            139,774,503 135,855,386 138,382,903  135,718,099

Net income                                                                       $254.1      $137.9      $430.9       $271.7
Preferred dividends                                                                (1.6)       (1.9)       (3.3)        (3.8)

Net income applicable to common equity                                           $252.5      $136.0      $427.6       $267.9

Net income per common share                                                       $1.81       $1.00       $3.09        $1.97


FULLY DILUTED: *
Average shares outstanding                                                  137,725,350 133,869,847 136,155,737  133,833,696
Net effect of the assumed purchase of stock under the stock
 option and stock purchase plans--based on the treasury stock method using average market price or period-end market price,
 whichever is higher                                                          2,051,711   1,991,663   2,325,038    2,146,433
Assumed conversion of Series 1991A Preferred Stock                            3,107,268   3,647,401   3,275,485    3,647,401

                                                                            142,884,329 139,508,911 141,756,260  139,627,530

Net income                                                                       $254.1      $137.9      $430.9       $271.7
Preferred dividends, excluding 1991A Preferred Stock                                 --          --          --           --

Net income applicable to common equity                                           $254.1      $137.9      $430.9       $271.7

Net income per common share                                                       $1.78        $.99       $3.04        $1.95


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*This calculation is submitted in accordance with Regulation S-K item
 601(b)(11) although not required by footnote 2 to paragraph 17 of APB Opinion
 No. 15 because it results in dilution of less than 3%.